Exhibit 2.2

FIRST AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT

This First Amendment to Stock and Asset Purchase Agreement (this “Amendment”) is entered into as of March 6, 2023 by and between HostPapa, Inc., an Ontario corporation (“Buyer”) and Deluxe Small Business Sales, Inc., a Minnesota corporation (“Seller”).

WITNESSETH

WHEREAS, Buyer and Seller have entered into that certain Stock and Asset Purchase Agreement, dated as of January 31, 2023 (the “Purchase Agreement”).

WHEREAS, Buyer and Seller desire to amend the Purchase Agreement in accordance with Section 9.9 thereof.
NOW, THEREFORE, Buyer and Seller hereby agree as follows:
1.Section 7.1(e) of the Purchase Agreement shall be amended to replace the words “March 31, 2023” with “May 31, 2023”.

2.This Amendment shall be effective as of the date first written above following the execution of this Amendment by Buyer and Seller.

3.The provisions of Article IX of the Purchase Agreement shall apply mutatis mutandis to this Amendment.

4.Except as specifically amended herein, all of the terms and conditions set forth in the Purchase Agreement shall remain in full force and effect in all respects.

[Signature Pages Follow ]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

BUYER:

HOSTPAPA, INC.

By: /s/ Jamie Opalchuk
    Name: Jamie Opalchuk
    Title: President & CEO
[Signature Page to First Amendment to Stock and Asset Purchase Agreement]

SELLER:

DELUXE SMALL BUSINESS SALES, INC.

By: /s/ William C. Zint IV
    Name: Chip Zint
Title: President

[Signature Page to First Amendment to Stock and Asset Purchase Agreement]